Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Renee Walker
(248) 244-4586	(248) 244-5362
james_polehna@kellyservices.com	renee_walker@kellyservices.com

KELLY SERVICES REPORTS 36% INCREASE IN NET EARNINGS

FOR THE SECOND QUARTER OF 2006

TROY, MI (July 25, 2006) — Kelly Services, Inc., a global provider of staffing services, today announced record revenue and a 36% increase in net earnings for the second quarter ended July 2, 2006.

Carl T. Camden, President and Chief Executive Officer, announced revenue for the second quarter of 2006 totaled $1.416 billion, an 8.0% increase compared to the $1.312 billion for the corresponding quarter in 2005. Revenue for the six-month period totaled $2.776 billion, an 8.4% increase compared to the $2.561 billion for the first six months of 2005.

Net earnings for the second quarter of 2006 totaled $12.7 million, a 35.8% increase compared to $9.3 million reported for the second quarter of 2005. Net earnings for the first six months of 2006 totaled $21.2 million, a 60.0% increase compared to the $13.3 million earned in the comparable period of 2005.

Diluted earnings per share in the second quarter of 2006 were $0.35, an increase of 34.6% as compared to second quarter 2005 earnings of $0.26 per share. Diluted earnings per share for the first six months of 2006 were $0.59, a 59.5% increase compared to the $0.37 per share earned last year.

Commenting on the results, Camden said, “We’re very pleased that we combined solid sales increases with improved operating efficiency to generate strong earnings growth.

“Our earnings before taxes were very strong and grew by nearly 62% during the second quarter. However, our net earnings after taxes increased at a lower rate of 36%, because our tax rate was significantly higher than last year. This was primarily due to the fact that legislation to retroactively extend Work Opportunity Credits for 2006 was not passed in the second quarter, as was originally expected. It is not unusual for the credits to be delayed, and we remain confident that this legislation will be passed before year end.

“Revenue in our U.S. Commercial segment, which accounted for 45% of total sales, increased 6.1% year over year in the second quarter. Operating earnings totaled $33.6 million, an increase of 16.2% compared to last year.

“Revenue in our Professional, Technical, and Staffing Alternatives (PTSA) segment, which accounted for 21% of total sales, increased 4.3% year over year in the second quarter. Operating earnings totaled $18.6 million and increased 14.1% on a year over year basis.

“Revenue in our International segment, which accounted for 34% of total sales, increased 13.0% year over year in the second quarter. Operating earnings totaled $5.2 million, and increased 31.8% compared to last year.

“On a constant currency basis, International segment revenue increased 11.8% year over year in the second quarter. On a constant currency basis, total company revenue increased 7.6% year over year in the second quarter.

“Corporate expenses totaled $36.0 million and increased 1.4% compared to last year. Operating earnings totaled $21.3 million, and increased 56.7% on a year over year basis.”

Mr. Camden concluded, “We expect third quarter 2006 earnings to be in the range of $0.43 to $0.48, as compared to $0.35 per share in the third quarter of 2005. This guidance includes a tax rate of approximately 26%, which assumes legislation to retroactively extend Work Opportunity Credits to the beginning of 2006 will be signed during the third quarter. For the full year, we continue to forecast earnings between $1.50 and $1.60 per share.”

In conjunction with its second quarter earnings release, Kelly Services, Inc. will host a conference call at 9:00 a.m. (ET) on July 25, 2006 to review the results and answer questions. The call may be accessed in one of the following ways:

Via the Telephone:

U.S.	1-800-230-1074
International	1-612-288-0340

The pass code is Kelly Services

Via the Internet:

The call is also available via the internet through the Kelly Services website:

www.kellyservices.com

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including tax laws, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering staffing solutions that include temporary staffing services, staff leasing, outsourcing, vendor on-site and full-time placement. Kelly operates in 30 countries and territories. Kelly provides employment to more than 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education, health care, and home care. Revenue in 2005 was $5.3 billion. Visit www.kellyservices.com.

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 13 WEEKS ENDED JULY 2, 2006 AND JULY 3, 2005

(UNAUDITED)

(In thousands of dollars except per share data)

	2006	2005	Change	% Change

Revenue from services	$1,416,409	$1,311,904	$104,505	8.0%

Cost of services	1,186,186	1,097,802	88,384	8.1

Gross profit	230,223	214,102	16,121	7.5

Selling, general and administrative expenses	208,897	200,494	8,403	4.2

Earnings from operations	21,326	13,608	7,718	56.7

Other income (expense), net	465	(152)	617	405.9

Earnings before taxes	21,791	13,456	8,335	61.9

Income taxes	9,118	4,123	4,995	121.1

Net earnings	$12,673	$9,333	$3,340	35.8%

Basic earnings per share	$0.35	$0.26	$0.09	34.6%

Diluted earnings per share	$0.35	$0.26	$0.09	34.6%

STATISTICS:

Gross profit rate	16.3%	16.3%	0.0%

Expenses as a % of revenue	14.7	15.3	(0.6)

% Return - Earnings from operations	1.5	1.0	0.5
Earnings before taxes	1.5	1.0	0.5
Net earnings	0.9	0.7	0.2

Effective income tax rate	41.8%	30.6%	11.2%

Average number of shares outstanding (thousands):
Basic	35,943	35,597
Diluted	36,198	35,841

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 26 WEEKS ENDED JULY 2, 2006 AND JULY 3, 2005

(UNAUDITED)

(In thousands of dollars except per share data)

	2006	2005	Change	% Change

Revenue from services	$2,776,498	$2,561,239	$215,259	8.4%

Cost of services	2,326,913	2,143,053	183,860	8.6

Gross profit	449,585	418,186	31,399	7.5

Selling, general and administrative expenses	414,822	398,483	16,339	4.1

Earnings from operations	34,763	19,703	15,060	76.4

Other income (expense), net	505	(187)	692	370.1

Earnings before taxes	35,268	19,516	15,752	80.7

Income taxes	14,037	6,245	7,792	124.8

Net earnings	$21,231	$13,271	$7,960	60.0%

Basic earnings per share	$0.59	$0.37	$0.22	59.5%

Diluted earnings per share	$0.59	$0.37	$0.22	59.5%

STATISTICS:

Gross profit rate	16.2%	16.3%	(0.1)%

Expenses as a % of revenue	14.9	15.6	(0.7)

% Return - Earnings from operations	1.3	0.8	0.5
Earnings before taxes	1.3	0.8	0.5
Net earnings	0.8	0.5	0.3

Effective income tax rate	39.8%	32.0%	7.8%

Average number of shares outstanding (thousands):
Basic	35,907	35,566
Diluted	36,187	35,957

KELLY SERVICES, INC. AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(UNAUDITED)

(In thousands of dollars)

	Second Quarter
	2006	2005	Change	% Change

Revenue from Services:
U.S. Commercial Staffing	$639,213	$602,425	$36,788	6.1%
PTSA	293,085	280,964	12,121	4.3
International	484,111	428,515	55,596	13.0

Consolidated Total	$1,416,409	$1,311,904	$104,505	8.0%

Earnings from Operations:
U.S. Commercial Staffing	$33,553	$28,877	$4,676	16.2%
PTSA	18,552	16,253	2,299	14.1
International	5,178	3,929	1,249	31.8
Corporate Expense	(35,957)	(35,451)	(506)	(1.4)

Consolidated Total	$21,326	$13,608	$7,718	56.7%

	June Year to Date
	2006	2005	Change	% Change

Revenue from Services:
U.S. Commercial Staffing	$1,258,056	$1,167,939	$90,117	7.7%
PTSA	591,598	553,386	38,212	6.9
International	926,844	839,914	86,930	10.3

Consolidated Total	$2,776,498	$2,561,239	$215,259	8.4%

Earnings from Operations:
U.S. Commercial Staffing	$63,088	$54,278	$8,810	16.2%
PTSA	37,823	30,808	7,015	22.8
International	8,499	3,977	4,522	113.7
Corporate Expense	(74,647)	(69,360)	(5,287)	(7.6)

Consolidated Total	$34,763	$19,703	$15,060	76.4%

Note:	Earnings from Operations for 2005 were reclassified to reflect the chargeback of payroll, billing and accounts receivable costs previously included in Corporate Expense to the U.S. Commercial, PTSA and International segments. This change did not affect Consolidated Total Earnings from Operations.

KELLY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSTANT CURRENCY

REVENUE FROM SERVICES TO REPORTED REVENUE FROM SERVICES

(UNAUDITED)

(In thousands of dollars)

	Second Quarter
	2006	2005	Change	% Change

U.S. Commercial	$639,213	$602,425	$36,788	6.1%
PTSA	293,085	280,964	12,121	4.3
International - constant currency*	479,169	428,515	50,654	11.8

Revenue from services - constant currency	1,411,467	1,311,904	99,563	7.6%
Foreign currency impact	4,942		4,942

Revenue from services	$1,416,409	$1,311,904	$104,505	8.0%

	June Year to Date
	2006	2005	Change	% Change

U.S. Commercial	$1,258,056	$1,167,939	$90,117	7.7%
PTSA	591,598	553,386	38,212	6.9
International - constant currency*	942,430	839,914	102,516	12.2

Revenue from services - constant currency	2,792,084	2,561,239	230,845	9.0%
Foreign currency impact	(15,586)		(15,586)

Revenue from services	$2,776,498	$2,561,239	$215,259	8.4%

*	Information on constant currencies is provided to allow investors to separate the impact of foreign currency translations on reported results. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

KELLY SERVICES, INC. AND SUBSIDIARIES

BALANCE SHEETS

(UNAUDITED)

(In thousands of dollars)

	July 2, 2006	January 1, 2006	July 3, 2005
Current Assets
Cash and equivalents	$72,309	$63,699	$65,042
Short-term investments	252	154	214
Trade accounts receivable, less allowances of $17,709, $16,648 and $16,724, respectively	844,175	803,812	756,951
Prepaid expenses and other current assets	44,198	47,434	46,489
Deferred taxes	31,227	33,805	39,987

Total current assets	992,161	948,904	908,683

Property and Equipment, Net	161,437	165,757	171,161

Noncurrent Deferred Taxes	20,819	22,088	19,662

Goodwill, Net	96,043	88,217	88,431

Other Assets	107,070	87,891	83,794

Total Assets	$1,377,530	$1,312,857	$1,271,731

Current Liabilities
Short-term borrowings	$54,789	$56,644	$56,449
Accounts payable	114,298	110,411	107,133
Accrued payroll and related taxes	277,379	263,112	236,030
Accrued insurance	33,793	34,097	33,537
Income and other taxes	59,572	56,651	69,779

Total current liabilities	539,831	520,915	502,928

Noncurrent Liabilities
Accrued insurance	54,350	54,517	59,451
Accrued retirement benefits	61,008	57,443	53,988
Other long-term liabilities	14,130	7,939	7,731

Total noncurrent liabilities	129,488	119,899	121,170

Stockholders’ Equity
Common stock	40,116	40,116	40,116
Treasury stock	(87,335)	(90,919)	(94,789)
Paid-in capital	27,250	27,015	24,414
Earnings invested in the business	701,997	688,033	669,198
Accumulated other comprehensive income	26,183	7,798	8,694

Total stockholders’ equity	708,211	672,043	647,633

Total Liabilities and Stockholders’ Equity	$1,377,530	$1,312,857	$1,271,731

STATISTICS:
Working Capital	$452,330	$427,989	$405,755
Current Ratio	1.8	1.8	1.8
Debt-to-capital %	7.2%	7.8%	8.0%
Global Days Sales Outstanding
Quarter	54	53	53
Year-to-date	55	55	54

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE 26 WEEKS ENDED JULY 2, 2006 AND JULY 3, 2005

(UNAUDITED)

(In thousands of dollars)

	2006	2005

Cash flows from operating activities
Net earnings	$21,231	$13,271
Noncash adjustments:
Depreciation and amortization	20,610	21,128
Stock-based compensation	2,246	1,163
Increase in trade accounts receivable, net	(20,191)	(53,222)
Changes in other operating assets and liabilities	16,065	26,334

Net cash from operating activities	39,961	8,674

Cash flows from investing activities
Capital expenditures	(14,563)	(12,726)
(Increase) decrease in short-term investments	(97)	1,142
Increase in other assets	(364)	(8,503)
Acquisition of company, net of cash received	(4,469)	-
Investment in unconsolidated affiliate	-	(18,450)

Net cash from investing activities	(19,493)	(38,537)

Cash flows from financing activities
(Decrease) increase in short-term borrowings	(4,016)	7,161
Dividend payments	(7,267)	(7,112)
Stock options and other stock sales	1,526	1,745
Other financing activities	(2,692)	(2,428)
Financing to fund long-term investment in unconsolidated affiliate	-	18,450

Net cash from financing activities	(12,449)	17,816

Effect of exchange rates on cash and equivalents	591	(2,259)

Net change in cash and equivalents	8,610	(14,306)
Cash and equivalents at beginning of period	63,699	79,348

Cash and equivalents at end of period	$72,309	$65,042